EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE ANNOUNCES

ACQUISITION OF AKOS LIMITED

BOCA RATON, Fla. – June 6, 2007 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it has acquired all of the shares of privately-held AKOS Limited for up to $14.0 million USD in cash, consisting of an up-front payment and potential earn-out payments in 2007 and 2008, based on performance in these years. Cross Country Healthcare financed this transaction using its revolving credit facility. The Company expects this acquisition to be accretive to its 2007 earnings by approximately $0.01 per diluted share.

AKOS Limited, conducting business since 1986, is a provider of drug safety/pharmacovigilance, regulatory and clinical trial services to pharmaceutical and biotechnology companies in Europe, the United States, Canada and Asia. AKOS is based approximately 30 miles north of London, England and strategically located inside what is considered to be the UK’s research triangle that extends outward from London to Cambridge and Oxford Universities. For its fiscal year ended October 31, 2006, AKOS Limited had revenue of $5.5 million USD and adjusted EBITDA of $1.5 million USD.

“This acquisition expands our geographic presence and further enhances the contract staffing and drug safety service offerings of our clinical research staffing business,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc. “This is an exciting and competitively advantageous step in further positioning our clinical trials services business to better serve existing and prospective clients in the global clinical trials/research marketplace. We look forward to the future contributions of AKOS and expect that it will not only broaden our current clinical trials staffing and drug safety capabilities, but add regulatory expertise for clients seeking compliance with FDA, ICH and EMEA standards, and also provide European coverage for clients seeking to conduct clinical trials outside the U.S.,” added Mr. Boshart.

According to Paul Evans, Managing Director of AKOS Ltd., “We are delighted to have the opportunity to be part of Cross Country Healthcare. AKOS’s activities in Europe complements fully the drug safety and clinical trial expertise of Cross Country’s clinical research business in the USA and will provide to its clients greater opportunities for product development in two of the world’s major markets. The addition of AKOS’s specialist regulatory affairs expertise will also enable the group to support clients in their dealings with the FDA, EMEA and national authorities. As pharmaceutical and biotechnology companies look for more expert support services to assist their international product development, AKOS, as part of the Cross Country Healthcare clinical research business, is well placed to fulfill clients’ needs.”

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Fairmount Partners, an investment banking firm specializing in the pharmaceutical services industry, advised the owners of AKOS in the transaction.

Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization as adjusted for certain non-recurring revenue and expense items. FDA refers to the U.S. Food and Drug Administration. ICH refers to The International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, a project that brings together the regulatory authorities of Europe, Japan and the United States. EMEA refers to the European Agency for the Evaluation of Medicinal Products.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States. The Company has a national client base of over 4,000 hospitals, pharmaceutical companies and other healthcare providers. Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at the corporate Web site to automatically receive the Company’s press releases by e-mail.

This press release contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term apartment leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including from time to time entering into Letters of Intent which may or may not result in the completion of an acquisition, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 as well as in our Quarterly Report on Form 10-Q for the period ended March 31, 2007.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877.686.9779

Email: hgoldman@crosscountry.com